UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of Earliest Event Reported) — April 29, 2010

Platinum Underwriters Holdings, Ltd.
(Exact name of registrant as specified in its charter)

Bermuda	001-31341	98-0416483
(State or other jurisdiction of	(Commission File Number)	(IRS Employer Identification
incorporation)		No.)

The Belvedere Building	HM 08
69 Pitts Bay Road	(Zip Code)
Pembroke, Bermuda
(Address of principal executive offices)
(441) 295-7195
(Registrant’s telephone number, including area code)
N/A
(Former name or address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.03. Material Modification of Rights of Security Holders.
     (a) At the 2010 Annual General Meeting of Shareholders (the “2010 Annual Meeting”) of Platinum Underwriters Holdings, Ltd. (the “Company”) held on April 29, 2010, the holders of the Company’s common shares, par value $0.01 per share, approved eight proposals amending and restating the Bye-laws of the Company. Those proposals solicited approval of the material amendments to the Bye-laws, which (1) enhanced restrictions to mitigate the risk of attribution of income to U.S. shareholders under the U.S. Internal Revenue Code; (2) enhanced director and officer liability coverage; (3) clarified the jurisdictional limits on corporate action; (4) required that directors act by majority when convening a special meeting of shareholders or calling a meeting of the Board of Directors of the Company (the “Board”); (5) enabled shareholders to cast their votes in different ways; (6) clarified the circumstances under which the Board may refuse to register share transfers; (7) enhanced the Company’s flexibility regarding the number of directors on the Board; and (8) included certain provisions recently permitted by Bermuda law and reorganized and consolidated the Bye-laws.
     The foregoing description of the Amended and Restated Bye-laws is qualified in its entirety by reference to the Amended and Restated Bye-laws of the Company, a copy of which was filed as Exhibit 3.2 to the Company’s Form S-8 Registration Statement filed with the Securities and Exchange Commission on April 29, 2010, and is incorporated herein by reference.
Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
     (b) and (c) On April 29, 2010, the Board appointed Allan C. Decleir to serve as Executive Vice President effective April 29, 2010 and Chief Financial Officer effective June 1, 2010, subject to the approval of the Bermuda Department of Immigration. Mr. Decleir will succeed James A. Krantz, who will be retiring from the Company on August 10, 2010. Mr. Decleir, age 45, joined Platinum Underwriters Bermuda, Ltd., the Company’s Bermuda reinsurance subsidiary (“Platinum Bermuda”), in June 2003 and has served as Senior Vice President and Chief Financial Officer of Platinum Bermuda since March 2005. From July 1996 to May 2003, Mr. Decleir was employed by Stockton Reinsurance Limited, a Bermuda reinsurance company, most recently as Vice President and Chief Financial Officer. Prior thereto, Mr. Decleir worked in public accounting at Ernst & Young. Mr. Decleir is a Chartered Accountant.
     In connection with his appointment as Executive Vice President and Chief Financial Officer, Mr. Decleir entered into an employment agreement with the Company dated April 29, 2010 (the “Employment Agreement”). The term of Mr. Decleir’s employment under the Employment Agreement will commence on April 29, 2010 (the “Effective Date”) or such later date that Mr. Decleir has received the approval of the Bermuda Department of Immigration, and will end on the third anniversary of the Effective Date (which date will be automatically extended from year to year, unless written notice is provided by one party to the other at least thirty days prior to the end of the current term, that the term shall not be so extended). Pursuant to the Employment

Agreement, Mr. Decleir will receive a base salary at the rate of $325,000 per year, and he is eligible to receive an annual performance bonus pursuant to the terms of the Company’s Amended and Restated Annual Incentive Plan with a target equal to 75% of earned base salary and a range of 0% to 150% of earned base salary, depending upon the achievement of performance criteria established under the Amended and Restated Annual Incentive Plan. The annual bonus will be payable 50% in common shares of the Company and 50% in cash until Mr. Decleir meets the applicable target common share ownership level in the Company’s share ownership guidelines; thereafter, the annual bonus will be payable 100% in cash.
     On the Effective Date, Mr. Decleir received an award of share units under the Company’s 2010 Share Incentive Plan valued at approximately $212,000 on the date of grant. This award will vest in four equal installments on April 29 of each of 2011, 2012, 2013 and 2014 based upon his continued employment with the Company, and will be payable in common shares of the Company. The Employment Agreement provides that, commencing in 2011, it is expected that Mr. Decleir will be eligible to receive annual equity awards under the 2010 Share Incentive Plan with a target equal to 50% of his earned base salary. The Employment Agreement also provides that Mr. Decleir will participate in the Company’s Amended and Restated Executive Incentive Plan, with an expected target annual award opportunity of 50% of his base salary if the Company achieves certain performance objectives over a multi-year period. Mr. Decleir will be required to accumulate 30,000 common shares of the Company in accordance with the Company’s share ownership guidelines. In addition, he will receive a housing and car allowance of $15,700 per month and reimbursement for business class roundtrip air travel to Brazil for him and his family on up to three occasions per year, and he will be eligible to participate in the employee benefit plans, arrangements and perquisites that are generally available to senior executives of the Company.
     If Mr. Decleir’s employment is terminated by the Company without “cause” or by Mr. Decleir for “good reason” (each as defined in the Employment Agreement), he will receive a lump sum cash payment equal to the sum of one year’s base salary and target bonus, any base salary and other amounts accrued through the date of termination and reimbursement of his documented expenses for relocating from Bermuda up to $50,000, provided that he executes a release of claims. If Mr. Decleir’s employment is terminated by the Company for cause or by Mr. Decleir other than for good reason, he will receive no further payments, compensation or benefits under the Employment Agreement, except that he will be eligible to receive any base salary and other amounts accrued through the date of termination. Mr. Decleir is subject to certain confidentiality and non-solicitation provisions.
     The foregoing description of the Employment Agreement is qualified in its entirety by reference to the Employment Agreement, a copy of which is attached to this Current Report on Form 8-K as Exhibit 10.1 and incorporated herein by reference.
     (e) 1. In connection with his pending retirement from the Company, Mr. Krantz entered into a letter agreement with the Company dated April 29, 2010 (the “Letter Agreement”). The Letter Agreement supersedes Mr. Krantz’s employment agreement with the Company dated June 1, 2007, which is being terminated with no further force and effect. Pursuant to the Letter Agreement, Mr. Krantz will retire from the Company on August 10, 2010 (the “Retirement Date”) and will resign as Chief Financial Officer on May 31, 2010 and as Executive Vice President on the Retirement Date. During the transition period from April 29, 2010 to the Retirement Date (the “Transition Period”), Mr. Krantz will assist in the transition of his duties and responsibilities to the new Executive Vice President and Chief Financial Officer, will continue to receive a base salary at the rate of $425,000 per year, and will continue to participate in the employee benefit plans, arrangements and perquisites that are generally available to senior executives of the Company. He will also continue to receive a housing and car allowance of $24,700 per month through July 31, 2010.
     If during the Transition Period Mr. Krantz’s employment is terminated by the Company without “cause” (as defined in the Letter Agreement), he will receive a lump sum cash payment equal to the sum of one year’s base salary and target bonus and any base salary and other amounts accrued through the date of termination, and the consulting agreement dated April 29, 2010 (the “Consulting Agreement”) between Mr. Krantz and Platinum Administrative Services, Inc., the Company’s U.S.-based services company (“PASI”), which is described below, will be null and void with no force or effect. If during the Transition Period Mr. Krantz’s employment is terminated for any other reason, he will be entitled to no payments under the Letter Agreement except for base salary and other amounts accrued through the date of termination and the Consulting Agreement will be null and void with no force or effect. The Letter Agreement provides that Mr. Krantz will have no right thereunder or under his employment agreement (which is being terminated), any Company plan or any award agreement to which he is a party to resign for “good reason” as defined therein.
     Mr. Krantz will be entitled to receive his 2010 target bonus prorated through the Retirement Date, which amounts to $258,493, provided he remains employed by the Company through the Retirement Date. Pursuant to the terms of existing equity award agreements, (i) Mr. Krantz’s options to acquire 20,000 common shares of the Company at an exercise price of $22.75, 4,879 common shares at an exercise price of $30.75, 6,630 common shares at an exercise price of $28.29, 22,322 common shares at an exercise price of $34.34, and 9,388 common shares of the Company at an exercise price of $33.92, all of which will be exercisable as of the Retirement Date, will continue to be exercisable for 45 days following the Retirement Date and if not so exercised will terminate in accordance with their terms, and (ii) all awards which vest after the Retirement Date (which include options to acquire 7,440 common shares at an exercise price of $34.34 and 9,388 common shares at an exercise price of $33.92, 7,676 share units and 10,000 restricted shares) will be forfeited in accordance with their terms. Pursuant to the terms of the Company’s Amended and Restated Executive Incentive Plan, three outstanding awards made thereunder will be paid on a prorated basis, based upon Mr. Krantz’s period of service with the Company and Company performance as of the end of the fiscal quarter following the Retirement Date, provided that Mr. Krantz remains employed through the Retirement Date. Otherwise, Mr. Krantz’s rights with respect to these awards shall be determined in accordance with the terms of the agreements pursuant to which such awards were made.

     The Company will reimburse Mr. Krantz for his documented expenses for relocating to the United States up to $50,000, provided that Mr. Krantz remains employed by the Company through the Retirement Date or is terminated by the Company without “cause” during the Transition Period. Under the Letter Agreement, Mr. Krantz is subject to certain confidentiality, non-competition and non-solicitation covenants. All payments and benefits under the Letter Agreement and the Consulting Agreement are conditioned upon the execution and the non-revocation thereafter of a release of claims by Mr. Krantz.
     The Letter Agreement provides that Mr. Krantz will enter into the Consulting Agreement, which is attached to the Letter Agreement as Exhibit A. The Consulting Agreement provides that Mr. Krantz will be available to provide up to 250 hours of consulting services regarding accounting policy and interpretation, U.S. and Irish tax issues, financial reporting processes of PASI and its affiliates and general matters of a financial nature, at the request and direction of the President of PASI or upon his delegated authority, from August 11, 2010 through February 28, 2011 (subject to earlier termination), in consideration of consulting fees of $200,000, prorated in the event of earlier termination. The consulting fees are payable in three equal installments on or prior to September 30, 2010, December 31, 2010 and February 28, 2011. The Consulting Agreement may be terminated: (i) by either party upon ninety days’ prior written notice, and (ii) by PASI without notice in the event of the breach by Mr. Krantz of any of the confidentiality, non-competition and non-solicitation covenants in the Letter Agreement. In the event that Mr. Krantz does not execute a release of claims or thereafter revokes it, or if his employment with the Company is terminated prior to the Retirement Date, then the Consulting Agreement will be null and void with no force or effect.
     The foregoing description of the Letter Agreement and the Consulting Agreement is qualified in its entirety by reference to the Letter Agreement and the Consulting Agreement attached as Exhibit A to the Letter Agreement, copies of which are attached to this Current Report on Form 8-K as Exhibit 10.2 and incorporated herein by reference.
     2. At the 2010 Annual Meeting of the Company held on April 29, 2010, the Company’s shareholders approved the Company’s 2010 Share Incentive Plan, as recommended by the Company’s Board. The 2010 Share Incentive Plan, which replaces the Company’s 2006 Share Incentive Plan, provides for the award of equity-based compensation to employees, officers, directors, agents, consultants and advisors of the Company and its subsidiaries. The 2010 Share Incentive Plan provides for the award of share options, share appreciation rights, restricted shares and share units. A total of 3,572,977 common shares are reserved for issuance under the 2010 Share Incentive Plan, which includes 472,977 common shares that remained available under the 2006 Share Incentive Plan and were transferred to the 2010 Share Incentive Plan upon the approval of the 2010 Share Incentive Plan by the Company’s shareholders. The 2010 Share Incentive Plan is administered by the Compensation Committee of the Board. The 2010 Share Incentive Plan was effective on April 29, 2010 and will terminate on February 21, 2020, unless earlier terminated by the Board.

     The foregoing description is qualified in its entirety by reference to the 2010 Share Incentive Plan, a copy of which was filed as Exhibit 10.1 to the Company’s Form S-8 Registration Statement filed with the Securities and Exchange Commission on April 29, 2010, and is incorporated herein by reference.

Item 5.07.	Submission of Matters to a Vote of Security Holders.
     At the 2010 Annual Meeting of the Company held on April 29, 2010, the Company’s shareholders (1) elected nine directors to the Board to serve until the 2011 Annual General Meeting of Shareholders; (2) approved eight proposals amending and restating the Bye-laws of the Company; (3) approved the Company’s 2010 Share Incentive Plan; (4) re-approved the material terms of the performance goals under the Company’s Section 162(m) Performance Incentive Plan; and (5) approved the nomination of KPMG, a Bermuda partnership, as the Company’s independent registered public accounting firm for the 2010 fiscal year. Set forth below are the voting results for these proposals:

			Broker
	For	Withheld	Non-Votes
1. To elect the following nominees to the Company’s Board of Directors:

H. Furlong Baldwin	39,518,962	288,303	1,691,477
Dan R. Carmichael	39,525,322	281,943	1,691,477
A. John Hass	39,269,795	537,470	1,691,477
Antony P.D. Lancaster	39,515,658	291,607	1,691,477
Edmund R. Megna	39,263,936	543,329	1,691,477
Michael D. Price	39,530,800	276,465	1,691,477
Peter T. Pruitt	37,747,897	2,059,368	1,691,477
James P. Slattery	39,531,044	276,221	1,691,477
Christopher J. Steffen	39,508,622	298,643	1,691,477

	For	Against	Abstain	Broker Non-Votes
2A. To approve amendments to the Company’s Bye-laws regarding enhanced restrictions to mitigate the risk of attribution of income to U.S. shareholders under the Internal Revenue Code.	41,486,939	6,034	5,769	0

	For	Against	Abstain	Broker Non-Votes
2B. To approve amendments to the Company’s Bye-laws regarding director and officer liability.	41,482,343	9,924	6,475	0

2C. To approve amendments to the Company’s Bye-laws regarding the jurisdictions in which certain corporate actions may be taken.	41,488,436	5,838	4,468	0

2D. To approve amendments to the Company’s Bye-laws requiring that directors take certain actions by a majority.	41,490,049	4,142	4,551	0

2E. To approve amendments to the Company’s Bye-laws allowing a person entitled to more than one vote at a general meeting of shareholders to cast such votes in different ways.	41,470,294	23,852	4,596	0

2F. To approve amendments to the Company’s Bye-laws clarifying certain points regarding the Board’s rights to refuse to register a transfer of shares and to allow the transfer of shares without a written instrument.	41,459,364	34,517	4,861	0

2G. To approve amendments to the Company’s Bye-laws to provide that the Board shall consist of not less than two directors or such number in excess thereof as the Board may determine.	40,967,166	526,980	4,596	0

2H. To approve other changes to the Company’s Bye-laws.	41,480,338	11,705	6,699	0

3. To approve the Company’s 2010 Share Incentive Plan	28,610,833	11,188,268	8,164	1,691,477

	For	Against	Abstain	Broker Non-Votes
4. To re-approve the material terms of the performance goals under the Company’s Section 162(m) Performance Incentive Plan so that compensation payable thereunder to certain executive officers of the Company is tax deductible under Section 162(m) of the Internal Revenue Code.	40,554,553	939,718	4,471	0

5. To approve the nomination of KPMG, a Bermuda partnership, as the Company’s independent registered public accounting firm for the 2010 fiscal year	41,135,437	361,922	1,383	0

Item 8.01.	Other Events.
     On April 29, 2010, the Company issued a press release announcing that the Company had increased the authorized amount under its existing share repurchase program to a total of up to $250 million of its common shares. This represents an increase of approximately $47 million from the approximately $203 million remaining under the previous share repurchase program announced on February 22, 2010. The press release is attached hereto as Exhibit 99.1.

Item 9.01.	Financial Statements and Exhibits.
(d) Exhibits.

Exhibit 10.1	Employment Agreement dated April 29, 2010 between the Company and Allan C. Decleir

Exhibit 10.2	Letter Agreement dated April 29, 2010 between the Company and James A. Krantz and Consulting Agreement dated April 29, 2010 between PASI and James A. Krantz attached as Exhibit A thereto

Exhibit 99.1	Press release dated April 29, 2010

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, Platinum Underwriters Holdings, Ltd. has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PLATINUM UNDERWRITERS HOLDINGS, LTD.
By:	/s/ Michael E. Lombardozzi
Michael E. Lombardozzi
Executive Vice President, General Counsel and Chief Administrative Officer

Date: April 30, 2010

Exhibit Index

Exhibit 10.1	Employment Agreement dated April 29, 2010 between the Company and Allan C. Decleir

Exhibit 10.2	Letter Agreement dated April 29, 2010 between the Company and James A. Krantz and Consulting Agreement dated April 29, 2010 between PASI and James A. Krantz attached as Exhibit A thereto

Exhibit 99.1	Press release dated April 29, 2010